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                                                                     Exhibit 8.1

                               LIST OF SIGNIFICANT SUBSIDIARIES

                                            PLACE OF           OWNERSHIP
                   COMPANY                INCORPORATION        INTEREST
       -----------------------------   -----------------     -------------
       Delta Galil USA. Inc.            Delaware, U.S.A.         100%

       Delta Galil Europe Ltd.          U.K.                     100%

       Delta Galil Holland B.V.         Holland                  100%

       Delta Textile Egypt  -           Egypt                    100%
       Free Zone S.A.E.

       Century Wear Corporation (WLL)   Jordan                    50%(1)

       Dominion Hosiery Inc.            Canada                   100%

       Delta Galil Hungary KFT          Hungary                  100%

       Delta Textile Marketing Ltd.     Israel                   100%

       Delta Textile (New York) Ltd.    New York, U.S.A.         100%

       Delta Elastic Tapes              Israel                    90%
       Industries, Ltd.


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(1) Delta Galil effectively controls this joint venture as a result of holding an additional controlling share.